Dennis G. Newkirk
                                                                  (281) 423-3332







FOR IMMEDIATE RELEASE


                        NL REPORTS FIRST QUARTER RESULTS

HOUSTON, TEXAS -- April 22, 1997 -- NL Industries, Inc. (NYSE:NL) reported a net loss for the first quarter of 1997 of $35.7 million, or $.70 per share, on sales of $239 million compared to net income for the first quarter of 1996 of $13.4 million, or $.26 per share. The 1997 results include a $30 million noncash charge, or $.59 per share, related to NL's adoption of the AICPA's Statement of Position No. 96-1, "Environmental Remediation Liabilities."

Operating income of Kronos' TiO2 business in the first quarter of 1997 was $8.7 million, a $20.8 million decrease compared to 1996 as lower selling prices were partially offset by higher production and sales volumes. Average TiO2 selling prices for the first quarter of 1997 were 16% lower than the first quarter of 1996 and 2% lower than the fourth quarter of 1996. Kronos continued to experience strong TiO2 demand in the first quarter, reporting record first-quarter sales volumes that were 22% higher than the first quarter of 1996.

Rheox's operating income for the first quarter of 1997 rose slightly from the first quarter of 1996, excluding a first-quarter 1996 $2.7 million gain related to the reduction of certain U.S. employee pension benefits.

Corporate expense, net increased in the first quarter of 1997 due to the $30 million noncash charge related to the Statement of Position mentioned above. Upon adoption, the Company changed its method of estimating environmental remediation liabilities to include certain additional estimated costs of managing and monitoring existing environmental remediation sites. Previously, these costs were expensed as incurred.

In January 1997 the Company restructured its Deutsche mark-denominated credit facility by prepaying $127 million of the term loan portion and $26 million of the revolving credit portion. Proceeds from a new U.S. long-term financing were used for the prepayment. As a result of the prepayment and new U.S. financing, the Company's aggregate scheduled debt payments for 1997 and 1998 decreased by $103 million.

NL Industries, Inc. is a major international producer of titanium dioxide pigments and specialty chemicals.

The statements in this release relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, future global economic and political conditions, global TiO2 productive capacity and the amount and timing of capacity changes, competitive products and prices, and other risks and uncertainties detailed in the Company's Securities and Exchange Commission filings.

                               NL INDUSTRIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                      (In millions, except per share data)
                                   (Unaudited)



                                                          Quarter ended
                                                             March 31,
                                                         1996          1997

Net sales
  Kronos .............................................     $ 206.3      $ 204.4
  Rheox ..............................................        34.1         35.1
                                                           -------      -------

                                                           $ 240.4      $ 239.5

Operating income
  Kronos .............................................     $  29.5      $   8.7
  Rheox ..............................................        12.4         10.1
                                                           -------      -------

    Operating income .................................        41.9         18.8

General corporate expense:
  Expenses, net ......................................        (3.7)       (33.3)
  Interest expense ...................................       (19.1)       (18.9)
                                                           -------      -------

    Income (loss) before income taxes ................        19.1        (33.4)

Income tax expense ...................................        (5.7)        (2.3)
                                                           -------      -------

    Net income (loss) ................................     $  13.4      $ (35.7)
                                                           =======      =======

Per share of common stock ............................     $   .26      $  (.70)
                                                           =======      =======

Weighted average common shares and common share
 equivalents outstanding                                      51.1        51.1
                                                           =======      =======